Exhibit 21

List of Subsidiaries

The following are the registrant’s principal subsidiaries and jurisdictions of organization:

Actüa Life & Annuity Ltd. (Delaware)

GWG Life, LLC (Delaware)

GWG DLP Funding III, LLC (Delaware) GWG DLP Funding IV, LLC (Delaware) GWG Life Trust (Utah) GWG MCA Capital, Inc. (Delaware) GWG Life USA, LLC (Delaware) Wirth Park Agency, LLC (Delaware)